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Media Breeanna Straessle 615.986.5886 media.relations@lpcorp.com	Investor Relations Aaron Howald 615-986-5792 Aaron.Howald@lpcorp.com

LP Building Solutions and Pacific Woodtech Enter Acquisition Agreement for LP’s Engineered Wood Products Business and SolidStart® Brand

NASHVILLE, Tenn. (June 21, 2022) – LP Building Solutions (LP) (NYSE: LPX) today announced an agreement with Pacific Woodtech to acquire LP’s Engineered Wood Products (EWP) business for $210 million. The acquisition includes LP’s laminated veneer lumber and I-joist manufacturing facilities in Wilmington, North Carolina; Red Bluff, California; and Golden, British Columbia, Canada, associated timber license assets, and the SolidStart® brand. The completion of this transaction is subject to customary closing conditions and regulatory reviews and is expected to occur in the third quarter of 2022.

“We believe that Pacific Woodtech is well positioned to invest in and grow the SolidStart brand, and its acquisition of LP’s EWP business marks another important step in LP’s ongoing strategic transformation,” said LP Chair and Chief Executive Officer Brad Southern. “We will work with Pacific Woodtech to ensure a smooth transition for our EWP employees, customers, and suppliers. I want to express my sincere thanks to the entire EWP team for their patience and professionalism throughout this process. I wish them all the best moving forward.”

“Adding the EWP facilities in Golden, Wilmington, and Red Bluff to Pacific Woodtech’s existing EWP business propels our company to new growth,” said Pacific Woodtech President and Chief Executive Officer Jim Enright. “We aim to drive positive change at the cutting edge of engineered wood products, and this acquisition will provide a more streamlined and focused EWP resource for the industry. We are committed to making this a seamless transition, one that allows for the retention and care of current employees, clients, and suppliers and strengthens our position as a leading force in the EWP market going forward.”

LP’s financial adviser is UBS Investment Bank. LP’s legal advisers are Troutman Pepper and Fasken Martineau DuMoulin LLP.

About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP’s extensive offerings include innovative and dependable building products and accessories, such as siding solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing, LP

NovaCore™ Thermal Insulated Sheathing, and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.